Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Wellington Management Company, LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 3rd day of May, 2004, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to reduce the sub-advisory fees for the JNL/WMC Balanced Fund and the JNL/WMC Value Fund as set forth on Schedule B, and, in connection with said reductions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 3, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 20th day of June 2013, effective June 3, 2013.

Jackson National Asset Management, LLC		Wellington Management Company, LLP

By:	/s/ Mark D. Nerud	By:	/s/ Susan G. O’Connell
Name:	Mark D. Nerud	Name:	Susan G. O’Connell
Title:	President and CEO	Title:	Senior Vice President

Schedule B
Dated June 3, 2013
(Compensation)

JNL/WMC Balanced Fund
Average Daily Net Assets	Annual Rate
$0 to $200 Million:	.27%
$200 to $400 Million:	.25%
$400 to $2.5 Billion:	.23%
Over $2.5 Billion:	.20%

JNL/WMC Money Market Fund
Average Daily Net Assets	Annual Rate
$0 to $750 Million:	.05%*
$750 Million to $1 Billion:	.04%*
Over $1 Billion:	.025%*

* The assets of the JNL/WMC Money Market Fund of JNL Series Trust and the assets of the JNL Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

JNL/WMC Value Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million:	.40%
$50 to $1.5 Billion:	.30%
Over $1.5 Billion:	.25%

B-1